Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS JANUARY AND FISCAL YEAR 2009 SALES

Provides Preliminary Estimated Range for Fourth Quarter and
Fiscal Year 2009 Earnings Per Share

Secaucus, New Jersey – February 4, 2010 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $95.1 million for the four-week period ended January 30, 2010, an 18% increase compared to net sales of $80.3 million for the four-week period ended January 31, 2009. Comparable retail sales, which include online sales, increased 12% in January 2010 as compared to a 4% decline in January 2009. During January 2010, comparable store sales increased 12% in the U.S. and 1% in Canada, while online sales increased 34%.

For the fiscal year ended January 30, 2010, net sales increased 1% to $1,643.6 million. Comparable retail sales for fiscal 2009 declined 2% following a 5% increase the previous year. For fiscal 2009, comparable store sales declined 4% in the U.S. and 6% in Canada, while online sales increased 34%.

During January, the Company opened one store and closed seven. During fiscal 2009, the Company opened 38 stores and closed eight.

	January		4th Quarter		Fiscal Year
	2010	2009	2009	2008	2009	2008
Net Sales:
- In Millions	$95.1	$80.3	$462.8	$441.5	$1,643.6	$1,630.3
- Change vs. Year Ago	+18%	-3%	+5%	0%	+1%	+7%
Comparable Retail Sales:
- Change vs. Year Ago	+12%	-4%	0%	+1%	-2%	+5%

Commencing with the first quarter of fiscal 2010, and consistent with the practices of many other retail companies, the Company will begin reporting net sales and comparable retail sales on a quarterly basis along with its quarterly earnings releases, and will discontinue reporting net sales and comparable retail sales on a monthly basis. The Company’s management conference calls for fiscal 2010 will be held at 8:30 a.m. Eastern Time, beginning with the Company’s first quarter 2010 earnings conference call scheduled to be held on or about May 20, 2010.

Outlook
The Company is estimating that earnings per share from continuing operations for the fourth quarter of 2009 will be in the range of $1.15-$1.20, including an income tax benefit of approximately $4 million from excess foreign tax credits. Excluding unusual or one-time items, the Company is estimating adjusted earnings per share from continuing operations for the fourth quarter of 2009 will be in the range of $0.99-$1.04. Adjusted earnings per share is a non-GAAP measure which the Company believes will facilitate comparisons of the past and future performance of its core business.

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Exhibit 99.1

PLCE – January and Fiscal Year 2009 Sales

For fiscal year 2009, the Company is estimating that earnings per share from continuing operations will be in the range of $3.01-$3.06, including approximately $0.40 per share for items which the Company deems to be unusual or one-time in nature. Excluding these unusual or one-time items, the Company is estimating adjusted earnings per share from continuing operations for fiscal year 2009 will be in the range of $2.61-$2.66.

Conference Call Information
In conjunction with today’s January sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, February 11, 2010. To access the call, please visit http://investor.childrensplace.com.

The Company will discuss details on the quarter when it reports fourth quarter earnings results on Wednesday, March 10, 2010. The Company will host a conference call that day at 10:00 a.m. Eastern Time which will be broadcast live at http://investor.childrensplace.com. An audio archive will be available approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.
The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of January 30, 2010, the Company owned and operated 947 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements
This press release (and above referenced calls) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers (or listeners on the calls) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.
                     Jane Singer, Vice President, Investor Relations, (201) 453-6955

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